                         EXECUTIVE EMPLOYMENT AGREEMENT


     This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 12th day of December, 1994, by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), with its principal place of business located at 5995 Plaza Drive, Cypress, California 90630 and JEFFREY FOLICK, an individual ("Executive"), residing at 13601 Belle Rive, Santa Ana, California 92705.

                                    RECITALS

     WHEREAS, the Company desires to employ Executive in the capacity of Executive Vice President and Chief Operating Officer; and

     WHEREAS, the Company and Executive are entering into this Agreement to establish the terms and conditions of Executive's employment with the Company as the Company's Executive Vice President and Chief Operating Officer.

     NOW, THEREFORE, in consideration of the following covenants, conditions, and promises contained herein, and other good and valuable consideration, the Company and Executive hereby agree as follows:

1.   EMPLOYMENT

     1.1 EXECUTIVE'S GENERAL DUTIES. The Company hereby employs Executive and Executive hereby agrees to serve the Company in the capacity of Executive Vice President and Chief Operating Officer of the Company having such usual and customary duties and authority as an officer of similar capacity in a corporation of comparable size, holdings, and businesses as that of the Company.

     Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and shall preside over such other areas of corporate activity as specified from time to time by the Board of Directors of the Company. During the term of this Agreement, Executive shall perform such additional or different duties, and accept the election or appointment to such other offices or positions, as are mutually agreed upon by Executive and the Company.

     1.2 DEVOTION OF EXECUTIVE. During the term of this Agreement, Executive shall devote his entire productive time, ability, and attention to the business of the Company. Executive shall use his best efforts, skills, and abilities to promote the general welfare and interests of the Company and to preserve, maintain, and foster the Company's business and business relationships with all persons and entities associated therewith, including, without limitation, employer groups, medical service providers, shareholders, affiliates, officers, employees, and banks and other financial institutions.
The Company shall give Executive a reasonable opportunity to perform his duties and shall neither expect Executive to devote more time, nor assign more duties or functions to Executive, than are customary and reasonable for an executive in Executive's position.

2.   TERM AND TERMINATION

     2.1 TERM. Provided that Executive has certified, and the Company has reasonably determined, that Executive has no conflicting employment or other obligations which would prevent Executive from entering into this employment agreement with the Company, the term of this Agreement shall commence on December 12, 1994 (the "Commencement Date") and shall continue thereafter unless terminated as provided in Section 2.2.

     2.2 TERMINATION. This Agreement shall be terminated upon the occurrence of any one of the following events:

          a.   The death of the Executive.

          b. Executive becomes incapacitated or disabled, which incapacity or disability prevents Executive from fully performing his duties to the Company for a period in excess of 90 days and, after such 90-day period, the Company and a physician, duly licensed and qualified in the specialty of Executive's incapacity, decide in their reasonable judgments, that such incapacity will be permanent or of such continued duration as to prevent Executive from resuming the rendition of services to the Company for at least an additional six-month period. For purposes of this Agreement, Executive shall be deemed permanently disabled, and this Agreement terminated upon the date Executive receives written notice from the Company that such determination has been made.

          c. Executive habitually neglects his duties to the Company or engages in gross misconduct during the term of this Agreement. For the purposes of this Agreement, "gross misconduct" shall mean Executive's conviction of any criminal offense, misappropriation of funds, securities fraud, insider trading, unauthorized possession of corporate property or the sale, distribution, possession or use of a controlled substance (whether or not such felony or criminal offense is committed in connection with Executive's duties hereunder or in the course of his employment with the Company). In such event, Executive's termination shall be effective immediately upon receipt of written notice from the Company.

          d. Either party hereto may terminate this Agreement, with or without cause, upon 30 days prior written notice to the other party. In such event, Executive's termination shall be effective 90 days after the notice of termination has been received.

     2.3 EFFECT OF TERMINATION. No termination of this Agreement shall affect or impair any rights or obligations of the parties respecting certain compensation accruing prior thereto or continuing thereafter in accordance with the terms set forth in Section 3.2 and Section 4.

3.   COMPENSATION

     3.1  COMPENSATION DURING THE TERM OF THIS AGREEMENT.

          a. On and as of January 3, 1995 (the "Grant Date"), the Company shall grant to Executive options to purchase 90,000 Class B Common Shares (the "Additional Options"). On the first anniversary of the Grant Date, twenty percent (20%) of the Additional Options shall have become fully vested and an additional twenty percent (20%) of the Additional Options shall become fully vested on each succeeding anniversary of the Grant Date until the sixth anniversary of the Grant Date when all Additional Options shall have fully vested. Once vested, all Additional Options shall be exercisable in accordance with the terms of a stock option agreement entered into by Executive pursuant to the 1989 Stock Option Plan (defined in paragraph j below) and the Additional Options, in all other respects, shall be subject to such stock option agreement and the 1989 Stock Option Plan.

          b. As long as Executive satisfactorily performs all of his obligations hereunder, the Company shall pay Executive an annual base salary, as determined by the compensation committee of the Board of Directors, payable in equal installments on the Company's regular payroll dates (the "Base Salary"). Executive's initial Base Salary shall be $360,000.00 which Executive shall begin to earn and accrue on January 3, 1995. On an annual basis, the Company's compensation committee shall review Executive's Base Salary, but shall be under no obligation to increase the Base Salary.

          Executive authorizes the Company to take such deductions and withholdings from his Base Salary as are required by law, directed by Executive, or as reasonably directed by the Company for its employees, which deductions shall include, without limitation, withholding for federal and state income taxes and social security.

          c. Executive shall continue to be entitled to fully participate in all of the employee benefit plans and programs available to other high-level executives of the Company, including, without limitation, health, dental, and life insurance benefits for Executive and Executive's dependents, pension and profit sharing programs, and vacation and sick leave benefits. As of the Commencement Date, Executive shall be fully reinstated into all such employee benefit plans and programs as if Executive had never left the employ of PacifiCare of California (the Company's wholly-owned subsidiary) and Executive shall not lose or forfeit any cash or noncash benefits or seniority accrued or earned by Executive under any of the Company's employee benefit plans or programs prior to his having left PacifiCare of California's employ. However, the terms of this Agreement shall not restrict the Company's right to change, amend, modify, or terminate any existing benefit plan or program, or to change any insurance company or modify any insurance policy adopted incident to such existing benefit plan and program.

          d. As part of the compensation for services rendered under this Agreement, Executive shall continue to be entitled to participate in the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan, and the trust agreement implemented pursuant thereto, adopted as of June 1, 1985 (the "401(k) Plan"), as from time to time may be amended, modified, or replaced in accordance with the terms and conditions set forth therein. As of the Commencement Date, Executive shall be fully reinstated into the 401(k) Plan as if Executive had never left the employ of PacifiCare of California and Executive shall not lose or forfeit any cash or noncash benefits or seniority accrued or earned by Executive under the 401(k) Plan prior to his having left PacifiCare of California's employ.

          e. Beginning with the month of January, 1995, the Company shall provide Executive with a $600.00 per month automobile allowance. The Company shall furnish Executive's automobile with a cellular car telephone. Executive shall provide and maintain automobile insurance for Executive's car including collision, comprehensive liability, personal, and property damage, and uninsured and underinsured motorist coverage in amounts customarily obtained to cover such contingencies in California. Executive shall provide proof of such coverage to the Company upon the Company's request.

          f. Beginning with the month of January, 1995, the Company shall pay for or reimburse Executive for reasonable expenses that Executive incurs in obtaining and maintaining a golf club membership in connection with the development of existing or new business.

          g. Beginning with the month of January, 1995, the Company shall pay for or reimburse Executive for all other reasonable travel, entertainment, and other business expenses incurred or paid for by Executive in connection with the performance of his services under this Agreement. The Company shall not be obligated to make any such reimbursement unless Executive presents corresponding expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request. The Company reserves the right to place subsequent limitations or restrictions on business expenses to be incurred or reimbursed.

          h. Executive shall continue to be entitled to participate fully in the Company's Long-Term Performance Incentive Plan, as amended (the "LTPIP"), as from time to time may be amended, modified, or replaced in accordance with the terms and conditions set forth herein and therein. As of the Commencement Date, Executive shall be fully reinstated into the LTPIP as if Executive had never left the employ of PacifiCare of California and Executive shall not lose or forfeit any bonus earned or accrued by Executive under the LTPIP prior to his having left the employ of PacifiCare of California. During the term of this Agreement, Executive shall be entitled under the LTPIP to a target bonus award of forty percent (40%) of Executive's Base Salary applicable at the end of the calendar year preceding the payment of the award and to a maximum bonus award of eighty percent (80%) of Executive's Base Salary applicable at the end of the calendar year preceding the payment of the award.

          i. Executive shall continue to be entitled to participate fully in the Company's Annual Incentive Plan, as amended (the "AIP"), as may be amended, modified, or replaced in accordance with the terms and conditions set forth herein and therein. As of the Commencement Date, Executive shall be fully reinstated into the AIP as if Executive had never left the employ of PacifiCare of California and Executive shall be entitled to receive all of the bonus earned or accrued by Executive under the AIP for fiscal year 1994. During the term of this Agreement, Executive shall be entitled under the AIP to a target bonus award of forty-five percent (45%) of Executive's Base Salary applicable at the end of the applicable fiscal year and to a maximum bonus award of ninety percent (90%) of Executive's Base Salary applicable at the end of the applicable fiscal year.

          j. As of the Commencement Date, Executive shall continue to be entitled to participate fully in the Amended and Restated 1989 Stock Option Plan for Officers and Key Employees of PacifiCare Health Systems, Inc., as amended

     (the "1989 Stock Option Plan"), as such plan from time to time may be amended, modified, or replaced in accordance with the terms and conditions set forth herein and therein. All options heretofore granted to Executive under the 1989 Stock Option Plan shall continue and shall vest and be exercisable in accordance with the terms of the 1989 Stock Option Plan and any stock option agreement entered into by Executive in connection therewith. A list of all such stock options (vested and unvested) which have been granted to Executive is attached hereto as Exhibit A and is incorporated in full herein by this reference.

          k. The Company shall use its best efforts to promote Executive's election to the Company's Board of Directors.

          l. During the term of this Agreement, the Company shall insure Executive under its general liability insurance for all conduct committed in good faith while acting in the capacity as Executive Vice President and Chief Operating Officer of the Company or in any other capacity to which Executive may be appointed or elected.

          m. The Company shall procure and pay for a term insurance policy covering the life of Executive in the amount of $2 million. The insurance coverage shall not begin prior to January 3, 1995.

          n. In the event Executive is involuntarily terminated, without cause, except in the case of death or incapacity or disability, the Company shall provide outplacement services to Executive to assist Executive in securing a position with comparable responsibility as the position from which Executive was terminated. The Company shall be obligated to provide those outplacement services as customarily provided by companies of similar size and holdings as those of the Company to executives with comparable responsibility and longevity as Executive. The Company's provision of such outplacement services shall not limit, restrict, or reduce, in any manner, any and all other compensation to which Executive is entitled hereunder.

          o. Executive shall be entitled to the benefits provided under the Company's Statutory Restoration Plan, as such plan from time to time may be amended, modified, or replaced in accordance with the terms set forth herein and therein. As of the Commencement Date, Executive shall be fully reinstated into the Statutory Restoration Plan as if Executive had never left the employ of PacifiCare of California and Executive shall not lose or forfeit any benefits earned or accrued under the Statutory Restoration Plan prior to his having left the employ of PacifiCare of California.

     3.2  COMPENSATION FOLLOWING TERMINATION

          a. In the event that this Agreement is terminated by reason of Executive's death, Executive's estate or legal representative shall be entitled to receive the following:

               1. Payment of benefits under the life insurance policy purchased by the Company on Executive's behalf, if any;

               2. Payments of benefits under the LTPIP and the AIP set forth in Sections 3.1(h) and 3.1(i), respectively, which will be deemed to have accrued as of the date of Executive's death; and

               3. Executive's legal representative shall be permitted to exercise any vested and unexercised Additional Options and other options granted under the 1989 Stock Option Plan and shall be permitted to exercise any other vested and unexercised options granted under any other stock option plans of the Company ("Prior Stock Option Plans") in accordance with their terms for a period of one year following Executive's death. The 1989 Stock Option Plan and the Prior Stock Option Plans shall together be referred to herein as the "Stock Option Plans."

          b. In the event that Executive is terminated because of an incapacity or disability, the Company shall provide Executive with the following:

               1. Payment of benefits under the disability insurance policy maintained by the Company on Executive's behalf, if any;

               2. Payment of benefits under the LTPIP and the AIP set forth in Sections 3.1(h) and 3.1(i), respectively, which will be deemed to have accrued as of the effective date of such termination;

               3. The right to exercise any vested and unexercised Additional Options and other options granted under the Stock Option Plans in accordance with the terms stated therein; and

               4.   Payment of the automobile allowance as provided under
          Section 3.1(e) for a period of 24 months following the effective date of such termination.

          c. In the event this Agreement is terminated because of Executive's habitual neglect or gross misconduct pursuant to Section 2.2(c) or because of Executive's voluntary termination, the Company shall be relieved from any and all further or future obligations to compensate Executive; provided, however, that Executive shall be able to exercise any vested and unexercised Additional Options or other awards under the Stock Option Plans in accordance with the terms set forth therein.

          d. In the event that the Company terminates Executive, for any reason other than Executive's incapacity or disability or misconduct as described in Sections 2.2(b) and 2.2(c), respectively, Executive shall be entitled to the following severance compensation:

               1. Executive's then current Base Salary for a period of 24 months following the effective date of such termination;

               2. Payment of benefits under the LTPIP and the AIP set forth in Sections 3.1(h) and 3.1.(i), respectively, which will be deemed to have accrued as of the effective date of such termination;

               3. The right to exercise any vested and unexercised Additional Options or other options granted under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination;

               4. Notwithstanding the foregoing, in the event Executive engages in employment with a competitor of the Company during the 24 month benefit period, the severance compensation available to Executive under this Section 3.2(d) shall be reduced by the amount of any and all gross earnings Executive earns while engaged in employment with any such competitor or competitors, which gross earnings Executive shall promptly disclose to the Company. For the purposes of this Section 3.2(d)(4), a "competitor of the Company" shall include, without limitation, a health maintenance organization, competitive medical plan, or preferred provider organization, or health or life insurance company which owns a managed care plan or program;

               5. Payment of the automobile allowance as provided in Section 3.1(e) for a period of 24 months following the effective date of such termination; and

               6. The Company shall provide to Executive the outplacement services described in Section 3.1(m).

          e. Notwithstanding anything which may be expressed in, or inferred from the provisions expressed in, or inferred from the provisions of this
     Section 3.2 or Section 4.1, this Agreement should not be construed to limit, restrict, or deny Executive any benefits to which he otherwise may be entitled to under the LTPIP, the AIP, the Stock Option Plans, the Company's pension plan or otherwise which arise from circumstances not addressed in this Agreement.

4.   TERMINATION AS A RESULT OF A CHANGE OF CONTROL OR FOR GOOD CAUSE

     4.1 EXECUTIVE'S RIGHTS. In the event that, during the term of this Agreement, the Company undergoes a "change of ownership or control," as that term is defined in Section 4.3, Executive shall be entitled to the following compensation if within 24 months after the consummation of such change Executive is involuntarily terminated, except as provided in Section 4.2, or Executive voluntarily terminates his employment for "good cause" as defined in Section 4.4:

          a. Executive's then current Base Salary for a period of 24 months following the effective date of such termination;

          b. Payment of health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for Executive and Executive's dependents for a period of 18 months following the effective date of such termination;

          c. Annual payment of benefits under the LTPIP set forth in Section 3.1(h) for each performance period of the LTPIP for a period of 24 months following the effective date of such termination;

          d. Annual payment of benefits under the AIP set forth in Section 3.1(i), for a period of 24 months following the effective date of such termination;

          e. The right to exercise any and all granted and unexercised Additional Options and other stock options granted under the Stock Option Plans in accordance with their terms (whether or not such options are actually vested), as if all such unexercised stock options are fully vested within one year of the effective date of such termination;

          f. Payment of the automobile allowance as provided under Section 3.1(e) for a period of 24 months following the effective date of such termination; and

          g. The Company shall provide to Executive the outplacement services described in Section 3.1(m).

     4.2 LIMITATION OF BENEFITS. In the event that Executive is terminated within 12 months after a change of ownership or control of the Company, and such termination results from either Executive's incapacity or disability or habitual neglect or gross misconduct, then, notwithstanding anything in this Section 4 to the contrary, Executive shall receive only that compensation, if any, to which he is entitled to under Sections 3.2(b) and 3.2(c), respectively.

     In no event shall the aggregate amount of all compensation which Executive may receive pursuant to the provisions of this Section 4, including, without limitation, any salary, bonuses, stock options, employee benefits, and all other cash and in-kind compensation exceed an amount (the "Maximum Compensation Amount") which would give rise to an "excess parachute payment" as determined by
Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. In the event that this Section 4 would entitle Executive to sums in excess of the Maximum Compensation Amount, the Company shall use its sound discretion, in good faith, to furnish Executive with a post-termination compensation package which is substantially equal to the Maximum Compensation Amount.

     4.3 CHANGE OF CONTROL. As used in this Section 4, the term "change of ownership or control" means and refers to:

          a. any merger, consolidation, or sale of the Company such that any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of twenty percent (20%) or more of the voting common stock of the Company and the ownership interest of the voting common stock owned by UniHealth America is less than or equal to the ownership interest of the voting common stock of such individual, entity, or group;

          b. any transaction in which the Company sells substantially all of its material assets;

          c.   a dissolution or liquidation of the Company; or

          d.   the Company becomes a non-publicly held company.

     4.4 GOOD CAUSE. As used in this Section 4, "good cause" for Executive to terminate his employment shall be deemed to exist if Executive voluntarily terminates his employment for any of the following reasons:

          a.   Without Executive's express prior written consent, Executive:
     (i) is assigned duties materially inconsistent with Executive's position, duties, responsibilities, or status with the Company which substantially varies from that which existed immediately prior to such change of ownership or control; (ii) experiences a change in his reporting level, titles, or business location (to a point more than 50 miles outside of Orange County, California) which substantially varies from that which existed immediately prior to the change of ownership or control; or (iii) with respect to any position held immediately prior to the change of ownership or control, is removed or fails to obtain reelection, which removal or failure to reelect is not directly related to Executive's incapacity or disability, habitual neglect, gross misconduct, or death;

          b. Without Executive's express prior written consent, Executive's salary is reduced below that which existed immediately prior to the change of ownership or control and such change is not otherwise applied to others in the Company with at least Executive's position or title;

          c. Without Executive's express prior written consent, any employee benefit, business expense reimbursement or allotment, incentive bonus program, or any other manner or form of compensation available to Executive immediately prior to the change of ownership or control is reduced or eliminated and such change is not otherwise applied to others in the Company with at least Executive's position or title;

          d. The Company fails to obtain from any successor, before the succession takes place, a written commitment obligating the successor, to perform this Agreement in accordance with all of its terms and conditions; or

          e. The Company or any successor thereto, purports to terminate Executive without first giving Executive prior written notice thereof, in accordance with the provisions of Section 2.2(d), that specifies: (i) the exact provision of Section 2.2 relied upon; and (ii) the facts and circumstances, in reasonable detail, serving as the basis for Executive's termination.

5.   NOTICES

     All notices or other communications required or permitted to be made hereunder shall be given in writing and sent by personal delivery, overnight delivery, or United States registered or certified mail, return receipt requested, all of which shall be properly addressed with postal or delivery charges prepaid, to the parties at their respective addresses set forth below, or to such other addresses as either party may designate to the other in accordance with this Section 5:

     If to the Company:       PacifiCare Health Systems, Inc.
                              5995 Plaza Drive
                              Cypress, California  90630
                              Attn:  President and
                              Chief Executive Officer

     If to Executive:         Jeffrey Folick
                              13601 Belle Rive
                              Santa Ana, California  92705

     All notices sent by personal delivery shall be deemed given when actually received. All notices sent by overnight delivery shall be deemed given on the next business day. All other notices sent via United States mail shall be deemed given no later than two business days after mailing.

6.   GENERAL PROVISIONS

     6.1 ASSIGNABILITY. This Agreement shall inure to the benefit of, and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive and shall inure to the benefit of, and be binding upon the Company and its successors and assigns. Executive shall not assign, delegate, subdelegate, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any rights, obligations, or duties hereunder, and any such attempted delegation or disposition shall be null and void and without any force or effect; provided however, that nothing contained herein shall prevent Executive from designating beneficiaries for insurance, death, or retirement benefits.

     6.2 ENTIRE AGREEMENT. This Agreement is a fully integrated document and contains any and all promises, covenants, and agreements between the parties hereto with respect to Executive's employment. This Agreement supersedes any and all other, prior or contemporaneous, discussions, negotiations, representations, warranties, covenants, conditions, and agreements, whether written or oral, between the parties hereto. Except as expressed herein, the parties have not exchanged any other representations, warranties, inducements, promises, or agreements respecting Executive's employment with the Company.

     6.3 SEVERABILITY. In the event any one or more of the provisions of this Agreement shall be rendered by a court of competent jurisdiction to be invalid, illegal, or unenforceable, in any respect, such invalidity, illegality, or unenforceability shall not affect or impair the remainder of this Agreement which shall remain in full force and effect and enforced accordingly.

     6.4 AMENDMENT. This Agreement shall not be changed, amended, or modified, nor shall any performance or condition hereunder be waived, in whole or in part, except by written instrument signed by the party against whom enforcement or waiver is sought. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition of this Agreement.

     6.5 GOVERNING LAW. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


The Company:                  PACIFICARE HEALTH SYSTEMS, INC.,
                              a Delaware corporation



                              By: /s/ Alan R. Hoops
                                 --------------------------------
                                        Alan R. Hoops
                              Title:    President and
                                        Chief Executive Officer




Executive:                       /s/ Jeffrey Folick
                                 -----------------------------------
                                        Jeffrey Folick